Exhibit 99.1

Press Release                                              For Immediate Release

Company Contact:

Company Contact:
William Swain, GraphOn Corporation
1.800.GRAPHON
Bill.Swain@GraphOn.com

               GraphOn Corp. Announces First Quarter 2006 Results

SANTA  CRUZ,  CA, USA - May  19,  2006 -  GraphOn(R) Corporation  (OTCBB:  GOJO)
(www.graphon.com),   a  leading   developer  of  business  software  for  remote
computing, announces results for the first quarter which ended March 31, 2006.

FINANCIAL HIGHLIGHTS

Revenues were approximately $1.3 million for the three month period ended March 31, 2006, as compared to approximately $1.2 million recorded in the same period of 2005. The net loss for the three month period ended March 31, 2006 was approximately $593 thousand, as compared to the approximately $318 thousand net loss for the same period of 2005. The loss per common share on a basic and diluted basis for the three month period ended March 31, 2006 was $0.01 per share as compared with a basic and diluted loss of $0.15 per share for the same period of 2005. The basic and diluted loss per common share for the three month period ended March 31, 2005 included a loss of $0.14 per common share, resulting from the effect of a $4,000,000 non-cash deemed dividend excluded from net loss.

"We are pleased with the approximate 10% increase in revenues that we were able to achieve in the first quarter of this year as compared to the first quarter of 2005," Robert Dilworth, CEO, said. "Expense levels in the first quarter of this year reflect increased investment not only in the administration of our patent activities, but in both the research and development and in the sales and marketing of our GO-Global products. Additionally, in the first quarter of this year we recorded $110 thousand in non-cash stock option compensation expense related to the adoption of SFAS 123R" Mr. Dilworth concluded, "We are very pleased with the continued growth of our core GraphOn business, a trend we expect to continue throughout 2006.

ABOUT GRAPHON CORPORATION

For over a decade, GraphOn Corporation has been an innovator of cost-effective, advanced solutions that help users access applications from anywhere. GraphOn's
high-performance   software   provides   fast  remote


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access,  cross-platform  connectivity,   and  a  centralized  architecture  that
delivers a dramatically lower cost of ownership. The Company's solutions run under Microsoft (MSFT) Windows, Linux, and UNIX, including Sun (SUNW) Solaris, IBM AIX, Hewlett-Packard (HPQ) HP-UX, and more. GraphOn is located in Santa Cruz, CA and is traded on the Over the Counter Bulletin Board under the ticker GOJO (OTCBB:GOJO). For more information, please visit the Company's Web site at http://www.graphon.com.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to GraphOn's most recent periodic and other reports filed with the Securities and Exchange Commission.

GraphOn and GO-Global are a registered trademarks of GraphOn Corp. All other trademarks belong to their respective owners.

                                      # # #


 GRAPHON CORPORATION
 Condensed Consolidated Balance Sheet
                                                                UNAUDITED
                                                                March 31,
                                                                  2006
                                                           --------------------
                                                                 ($000s)

 Cash and cash equivalents                                  $          3,295
 Other current assets                                                    624
                                                           --------------------
 Total current assets                                                  3,919


 Patents, net                                                          4,297
 Other assets                                                            169
                                                           --------------------
 Total assets                                               $          8,385
                                                           ====================


 Current liabilities                                        $            593
 Deferred Revenue - Short Term                                         1,091
 Deferred Revenue - Long Term                                            763
 Shareholders' equity                                                  5,938
                                                           --------------------
 Total liabilities and shareholders' equity                 $          8,385
                                                           ====================


  Condensed Consolidated Statements of Operations


                                                                    UNAUDITED
                                                           Three months ended March 31,
                                                          --------------  --------------
                                                               2006            2005
                                                          --------------  --------------
                                                          ($000s, except per share data)

 Revenue                                                  $       1,306   $       1,181
 Cost of revenue                                                    111             121
                                                          --------------  --------------
 Gross profit                                                     1,195           1,060
                                                          --------------  --------------

 Selling and marketing                                              414             335
 General and administrative                                         990             727
 Research and development                                           394             324
                                                          --------------  --------------
 Total operating expenses                                         1,798           1,386
                                                          --------------  --------------

 Loss from operations                                              (603)           (326)
 Other income, net                                                   10               8
                                                          --------------  --------------
 Loss before income taxes                                          (593)           (318)

 Income taxes                                                       -               -
                                                          --------------  --------------
 Net loss                                                          (593)           (318)
 Deemed dividends on preferred stock                                -            (4,000)
                                                          --------------  --------------
 Loss attributable to common shareholders                 $        (593)  $      (4,318)
                                                          ==============  ==============

 Basic and diluted loss per share                         $       (0.01)  $       (0.15)
                                                          ==============  ==============

 Weighted average shares outstanding                         46,183,849      28,620,913
                                                          ==============  ==============
